EXHIBIT 99.1

PRESS RELEASE

For further information, contact:	Brian Stewart - President and Chief Executive Officer
(832) 562-3730

U.S. Well Services, LLC and USW Financing Corp. to Commence Exchange Offer of 14.50% Senior Secured Notes Due 2017

HOUSTON, TX, July 24, 2013 - U.S. Well Services, LLC (the “Company”) and USW Financing Corp. (“USW” and together with the Company, the “Issuers”) announced the commencement on July 24, 2013 of the offer to exchange any and all of the $12,000,000 aggregate principal amount of the Issuers' outstanding 14.50% Senior Secured Notes due 2017 (CUSIPs 91274J AB2 and U9128Q AA5) (collectively, the “Old Notes”), which were sold in transactions exempt from registration under the Securities Act of 1933, as amended (the “Act”), for an equal aggregate principal amount of the Issuers' 14.50% Senior Secured Notes due 2017 (CUSIP 91274J AE6) (the “New Notes”). The issuance of the New Notes has been registered under the Act.

The Issuers will accept for exchange any and all Old Notes validly tendered and not validly withdrawn before the expiration time of 5:00 p.m., New York City time on August 21, 2013 (the “Expiration Time”), unless extended. Old Notes validly tendered may be withdrawn at any time before the Expiration Time only in accordance with the withdrawal rights set forth in the exchange offer prospectus under the caption “The Exchange Offer - Withdrawal Rights.”

Copies of the exchange offer prospectus and related transmittal materials governing the exchange offer may be obtained from the exchange agent, The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon Corporate Trust Operations - Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, NY 13057, Attn: Christopher Landers.

This press release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About U.S. Well Services, LLC
The Company is a Houston, Texas based oilfield services provider of well stimulation services to the upstream oil and gas industry. The Company currently engages in high-pressure hydraulic fracturing in unconventional oil and natural gas basins. The fracturing process consists of pumping a specially formulated fluid into a perforated well casing or tubing under high pressure causing the underground formation to crack or fracture, allowing nearby hydrocarbons to flow more freely up the wellbore.

Forward-Looking Statements
Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company's control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.